                                                      --------------------------
                                                             OMB APPROVAL
                                                      --------------------------
                                                      OMB Number:      3235.0104
                                                      Expire: September 30, 1998
                                                      Estimated average burden
                                                      hours per response.....0.6
                                                      --------------------------
+--------+
| FORM 3 |      UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                 WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                        Investment Company Act of 1940
(Print or Type Responses)
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1.  Name and Address of Reporting Person*

        Garber                      Ronald                            D.
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        (Last)                      (First)                        (Middle)

                           11075 Santa Monica Blvd.
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                                   (Street)

     Los Angeles                      CA                              90025
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        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement                 5/3/96
                                             -----------------------------------
                                                 (Month/Day/Year)

3.  IRS or Social Security Number of Reporting Person (Voluntary)
                                                                  --------------

4.  Issuer Name and Ticker or Trading Symbol

                      Koo Koo Roo (KKRO)
            ---------------------------------------------------

5.  Relationship of Reporting Person to Issuer (Check all applicable)

    [ ] Director    [X] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

                         General Counsel
                    -------------------------

6.  If Amendment, Date of Original (Month/Day/Year)

                   --------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

    [X] Form filed by One Reporting Person
    [ ] Form filed by More than One Reporting Person

TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of Security                  2. Amount of Securities     3. Ownership            4. Nature of Indirect Beneficial Ownership
   (Instr. 3)                            Beneficially Owned          Form: Direct            (Instr. 5)
                                         (Instr. 4)                  (D) or Indirect
                                                                     (I)  (Instr. 5)
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

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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).
                                                                          (Over)
                                                                 SEC 1473 (7-96)

  TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative     2. Date Exer-          3. Title and Amount     4. Conver-     5. Owner-     6. Nature of Indirect
    Security (Instr. 4)        cisable and            of Security             sion or        ship          Beneficial
                               Expiration             Underlying              Exercise       Form of       Ownership
                               Date                   Derivative Secu-        Price of       Derivative    (Instr. 5)
                               (Month/Day/Year)       rity  (Instr. 4)        Derivative     Security:
                            -------------------    -------------------        Security       Direct
                            Date        Expira-      Title      Amount                       (D) or
                            Exer-       tion                    of                           Indirect
                            cisable     Date                    Number                       (I)
                                                                of                           (Instr. 5)
                                                                Shares
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
Employee Stock Option                              Common
Option (right to buy)       (1)         5/3/2006   Stock        50,000     $7.75           I
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
Explanation of Responses:

(1) This option vests in five equal annual installments beginning on the first anniversary of the date of grant.

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                              /s/ Ronald D. Garber             4/25/97
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date